April 25, 2012

LoCorr Investment Trust
261 School Avenue, 4th Floor
Excelsior, MN 55331

Re:           LoCorr Investment Trust - File Nos. 333-171360 and 811-22509

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 3 to the LoCorr Investment Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 under the Securities Act of 1933 (Amendment No. 6 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP

THOMPSON HINE LLP ATTORNEY AT LAW	41 South High Street Suite 1700 Columbus, Ohio 43215-6101	www.ThompsonHine.com Phone 614.469.3200 Fax 614.469.3361